Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of June 30, 2020, Meredith Corporation (the Company, we, us, and our) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $1.00 per share, and our class B common stock, par value $1.00 per share. The following summary description of our common stock and class B common stock is not complete and is qualified in its entirety by reference to our restated articles of incorporation and our restated bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, as well as applicable provisions of the Iowa Business Corporation Act.

General

Our restated articles of incorporation authorizes us to issue up to 80,000,000 shares of common stock, $1.00 par value per share, 15,000,000 shares of class B common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, $1.00 par value per share, 2,500,000 of which are designated as Series A preferred stock (which number of authorized shares of preferred stock is reduced to 4,350,000 by virtue of Section 490.631 of the Iowa Business Corporation Act because the 650,000 shares of Series A preferred stock that were previously issued and outstanding have been redeemed by us and may not be reissued). Our board of directors may establish the rights and preferences of other series of preferred stock from time to time.

Common Stock and Class B Common Stock

Voting Rights
Holders of shares of common stock and class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except as may be otherwise required by the Iowa Business Corporation Act. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Each holder of our class B common stock is entitled to ten votes for each share on all matters submitted to a vote of the shareholders except that each holder of our class B common stock is entitled to one vote for each share for shareholder votes regarding (i) the removal of any director of the Company; (ii) any amendment of the restated articles of incorporation which would permit our shareholders to amend, alter, change, or repeal the bylaws or any portion thereof; and (iii) any repeal or amendment of Article IV or Article VI of the restated articles of incorporation.

The affirmative vote of holders of at least 80 percent of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, is required to amend certain provisions of our restated articles of incorporation, including provisions relating to amending our restated bylaws, the classified board, the size of our board, removal of directors, director liability, vacancies on our board, and actions by written consent of the shareholders.

Dividends
Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock and class B common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation
In the event of our liquidation, dissolution, or winding up, holders of common stock and class B common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences
Holders of common stock and class B common stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock and class B common stock are subject to, and may be adversely affected by, the right of the holders of shares of any class or series of preferred stock that we may designate in the future.

Conversion
Each share of class B common stock is convertible into one share of our common stock any time at the option of the holder. If the number of outstanding shares of class B common stock is less than 9 percent of the aggregate number of issued and outstanding shares of our common stock and class B common stock, the outstanding shares of class B common stock will automatically convert into shares of common stock.

Restrictions on Transfer
Holders of shares of our class B common stock may only transfer such shares of class B common stock to permitted transferees. Such permitted transferees are generally limited to certain family members of the holder and certain entities owned by or organized for the benefit of the holder. Any purported transfer of shares of class B common stock to a non-permitted transferee results in the automatic conversion of such shares of class B common stock into common stock, effective on the date of the purported transfer.

Potential Impact of Our Restated Articles of Incorporation and Restated Bylaws on Changes of Control or Extraordinary Transactions

Article VII of Our Restated Articles of Incorporation
In addition to any vote, concurrence, consent, or approval by the board of directors or shareholders that may be required under Iowa law, Article VII of our restated articles of incorporation sets out requirements that will need to be followed for the approval or authorization of any otherwise permitted business combination with any substantial stockholder.

A “substantial stockholder” means, in general, a person which, together with its affiliates and associates, beneficially owns 20 percent or more of our outstanding voting stock, and also any affiliate or associate of any such person.

A “business combination” means, in general, any merger or consolidation with or into a substantial stockholder, a sale or other transfer of all or any substantial part of our assets or the assets of any subsidiary to a substantial stockholder, any sale of $5,000,000 or more of the assets of a substantial stockholder to us or a subsidiary, the issuance of our or a subsidiary’s securities to a substantial stockholder, any reclassification, recapitalization, or reorganization which increases the ownership of a substantial stockholder in us or a subsidiary, or any agreement to do any of the foregoing.

Article VII provides that the affirmative vote of not less than 80 percent of the outstanding voting stock is required to approve a business combination with a substantial stockholder, except in the following three circumstances:

(a)
when two-thirds of the continuing directors (as that term is defined in Article VII) have approved in advance the transaction that caused the person to become a substantial stockholder or have approved the business combination prior to the person having become a substantial stockholder;

(b)	the business combination is solely with a direct or indirect wholly owned subsidiary; or

(c)
the business combination is a merger or consolidation and the cash or fair market value of the consideration received per share of common stock is not less than the fair price of the common stock (as those terms are defined in Article VII).

Other Provisions of Our Restated Articles of Incorporation and Restated Bylaws
Our restated articles of incorporation provides for a two-class common stock structure, which provides holders of our class B common stock with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions.

Our restated articles of incorporation provides for our board of directors to be divided into three classes with staggered terms. Because our shareholders do not have cumulative voting rights, shareholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our restated articles of incorporation and our restated bylaws provide that directors may be removed by the shareholders only for cause upon the vote of 80 percent of the outstanding shares of our voting stock. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

Our restated articles of incorporation and restated bylaws also provide that all shareholder actions must be effected at a duly called meeting of shareholders and eliminate the right of shareholders to act by written consent without a meeting. Our restated bylaws also provides that only our Chairman of the board, Chief Executive Officer, Secretary, or the board of directors may call a special meeting of shareholders.

Our restated bylaws also provides that shareholders seeking to present proposals before a meeting of shareholders to nominate candidates for election as directors at a meeting of shareholders must provide timely advance notice in writing, and specify requirements as to the form and content of a shareholder’s notice.

Our restated articles of incorporation provides that the shareholders cannot amend any of the provisions described above except by a vote of 80 percent or more of our outstanding voting stock.

Our restated articles of incorporation gives our board of directors the authority, without further action by our shareholders, to issue up to 5,000,000 shares of preferred stock (which number of authorized shares of preferred stock is reduced to 4,350,000 by virtue of Section 490.631 of the Iowa Business Corporation Act because the 650,000 shares of Series A preferred stock that were previously outstanding have been redeemed by us and may not be reissued) in one or more series, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and class B common stock is Equiniti Trust Company d/b/a EQ Shareowner Services. The transfer agent’s address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota, 55120.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “MDP.”